Exhibit 10.2

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR APPLICABLE STATE SECURITIES LAWS.  THIS NOTE AND THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED EXCEPT AS PROVIDED HEREIN.

SENIOR UNSECURED PROMISSORY NOTE

US$2,000,000.00	January 20, 2012

FOR VALUE RECEIVED, Bernard Chaus, Inc. , a New York corporation (“Chaus”), S.L. Danielle Acquisition, LLC, a New York limited liability company (“SLDA”), and Cynthia Steffe Acquisition, LLC, a New York limited liability company (collectively with Chaus and SLDA, the “Companies”), hereby promise, jointly and severally, to pay to the order of China Ting Fashion Group (USA), LLC, a New York limited liability company (the “Holder”), the principal sum of Two Million Dollars (US$2,000,000.00) together with compound interest on the outstanding principal balance hereunder accrued from the date hereof at the rate and in accordance with the terms and conditions set forth in Section 1 below.  All payments hereunder shall be paid as set forth below, and each such payment shall be made in lawful money of the United States of America payable to the order of the Holder.  The principal amount hereof and all accrued but unpaid interest thereon shall be paid in full to the order of the Holder on September 1, 2013 (the “Maturity Date”).

This Note, and that certain promissory note in the principal amount of $10,000,000.00 made by the Companies in favor of the Holder as of the date hereof (the “First Note”), are made pursuant to that certain Debt Restructuring Agreement (the “Debt Restructuring Agreement”), dated as of the date hereof, by and among the Companies and the Holder, to convert the Trade Debt (as defined therein) on account of purchase of goods owing by the Companies to the Holder into this Note and the Second Note.

The following is a statement of the rights of the Holder of this Note and the terms and conditions to which this Note is subject, and to which the Holder, by acceptance of this Note, agrees:

1.           Interest Computation and Payment.  Interest (the “Interest”) shall accrue on the unpaid principal amount of this Note from the date hereof until such principal amount is repaid in full at the rate of five and one quarter percent (5.25%) per annum (each twelve (12) month period of this Note, commencing January 31, 2012 shall be called herein a “Note Year”).  Interest shall compound quarterly and shall be due or payable in accordance with the payment schedule set forth in Section 1 below. All computations of the interest rate hereunder shall be made on the basis of a 360-day year of twelve 30-day months.  Accrued and unpaid (compounded) interest during each of the first two (2) Note Years shall be paid semi-annually on each March 1 and September 1, commencing March 1, 2012 and ending September 1, 2013.

2.           Principal Repayment.

The outstanding principal amount of this Note shall be due and payable in accordance with the following schedule.

(i)	Principal installments of $250,000.00 shall be due and payable on April 1, 2013 and July 1, 2013;

(ii)	The unpaid balance of the principal of this Note (in the amount of $1,500,000.00), together with all accrued and unpaid interest, shall be paid in full on the Maturity Date.

3.           Other Indebtedness.  Holder and Companies acknowledge and agree that  simultaneously with this Note, the Companies have executed and delivered to Holder the First Note, which shall rank pari passu with this Note. Holder and Companies further acknowledge and agree that  the Companies have previously incurred indebtedness  and obligations pursuant to that certain Second Amended and Restated Factoring and Financing Agreement dated March 29, 2010 (the “CIT Agreement”) entered into by and between the Companies and the CIT Group/Commercial Services, Inc. (the “CIT Group” and, together with any Successor Factor, “CIT”; for purposes hereof, a “Successor Factor” is any single factor (or single syndicate of factors) or other single lender (or single syndicate of lenders) that succeeds or refinances CIT Group and that provides substantially similar financing to the Companies as CIT Group on terms that are substantially similar to (or better to the Companies than) (i) the terms of the CIT Agreement, or (ii) the terms offered by CIT Group upon the expiration of the CIT Agreement or (iii) the overall economic terms that are then prevailing in the market for similarly situated companies of size and nature comparable to the Companies) (such indebtedness under the CIT Agreement, or under the financing agreement with any Successor Factor, shall be referred to herein as the “CIT Loan”).

4.           [INTENTIONALLY OMITTED].

5.           Affirmative Covenants of the Companies.  Each of the Companies hereby agrees that, so long as this Note remains outstanding and unpaid, or any other amount is owing to the Holder hereunder, the Companies will:

(a)           Corporate Existence and Qualification.  Take the necessary steps to preserve its corporate existence and its right to conduct business in all states in which the nature of its business requires qualification to do business;

(b)           Books of Account and Record; Discussions.  (i) Keep proper books of records and account in which full, true and correct entries in conformity with generally accepted accounting principles of the United States, consistently applied (“US GAAP”) and all requirements of law shall be made of all material dealings and transactions in relation to the business and activities and (ii) permit representatives of the Holder to visit and inspect any of its properties and examine and make copies and abstracts from any of its books and records at any reasonable time and as often as may reasonably be desired and to discuss the business, operations, properties, and financial and other condition of the Companies and their Subsidiaries (as defined below) with officers of the Companies and with its independent certified public accountants.

(c)           Financial Statements and Business Information.  Furnish the Holder with (i) as soon as available, but in any event within 45 days after the end of each fiscal year of the Companies, a copy of the audited or unaudited consolidated balance sheet of the Companies, consolidated statements of income and of cash flows for such year in accordance with US GAAP, setting forth in each case in comparative form the figures for the previous year, reported on without a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit, by independent certified public accountants of nationally recognized standing, (ii) a certificate of independent certified public accountants reporting on such financial statements; and (iii) such business and financial information of the Companies as the Holder may reasonably request, including, without limitation (x) the accountant’s management practice letter and (y) annual cash flow projections in form satisfactory to the Holder.

(d)           [INTENTIONALLY OMITTED].

(e)           Maintenance of Property; Insurance.  Keep all property (including equipment and inventory) useful and necessary to the business in good working order and condition, ordinary wear and tear excepted, and maintain with financially sound and reputable insurance companies insurance on all its material property in reasonable amounts and against such insurable risks as are at all times reasonably satisfactory to the Holder.

(f)           Notice.  Promptly (but in no event more than three (3) Business Days) give written notice to the Holder (i) of the occurrence of any Event of Default, (ii) that the Companies have been served or received actual written notice of any litigation or proceeding commenced or threatened in writing against any of the Companies in an amount exceeding $250,000; (iii) of an event of Change-of-Control (as defined below), and (iv) that the Companies (acting through their respective officers, directors and senior employees) have actual knowledge of any other development or event that has had or could reasonably be expected to have a Material Adverse Effect.  As used herein, the term “Material Adverse Effect” shall mean, with respect to Companies, any effect that is, or would be reasonably likely to be, material and adverse to the assets (including intangible assets), liabilities, business, operations, prospects, financial condition or results of operations of Companies and their Subsidiaries taken as a whole, other than (A) any effect resulting from changes after the date hereof relating to the economy in general, including market fluctuations and changes in interest rates, or to the Companies’ industry in general which do not have a disproportionate impact on the Companies and their Subsidiaries compared to other industry participants, (B)  any effect resulting from changes after the date hereof in laws, rules or regulations, or interpretations thereof by governmental entities which, in the sole opinion of the Holder, do not have a disproportionate impact on the Companies and their Subsidiaries compared to other industry participants, (C) any effect resulting from the occurrence of a natural disaster or from changes after the date hereof in global or national political conditions, including the outbreak of war or acts of terrorism which, in the sole opinion of the Holder, do not have a disproportionate impact on the Companies and their Subsidiaries compared to other industry participants, or (D) any effect resulting from the announcement or consummation of this Note or the transactions contemplated hereby.

(g)           [INTENTIONALLY OMITTED].

(h)           Further Assurance. Deliver any and all such further documents and take any and all such other actions as may be reasonably necessary or appropriate to carry out the intent and purposes of this Note and to consummate the transactions contemplated herein.

6.           Negative Covenants of the Companies.  Each of the Companies hereby agrees that, so long as this Note remains outstanding and unpaid, or any other amount is owing to the Holder hereunder, the Companies shall not, and shall not permit any of the Affiliates or Subsidiaries to, directly or indirectly:

(a)           Indebtedness.  Except for (1) Permitted Indebtedness, as defined under the CIT Agreement (without giving effect to clauses (g) and (h) of such definition, and including only any non-material changes made to such definition after the date hereof); (2) Indebtedness to CIT; and (3) Junior Debt (as defined below), incur or suffer to exist or guarantee any Indebtedness of the Companies. The term “Indebtedness” shall mean (A) all indebtedness of the Companies for borrowed money or for the deferred purchase price of property or services, including any type of letters of credit (except for letters of credit issued in accordance with the current terms of the CIT Agreement, including any non-material changes made to such terms after the date hereof), but not including obligations to trade creditors incurred in the ordinary course of business having a payment due date of not longer than 90 days past the invoice date, (B) all obligations of the Companies evidenced by notes, bonds, debentures or other similar instruments, (C) purchase money indebtedness hereafter incurred by the Companies to finance the purchase of fixed or capital assets, including all capital lease obligations of the Companies in accordance with US GAAP, which do not exceed the purchase price of the assets funded, except for purchase money indebtedness and capital leases not exceeding $350,000 in the aggregate in any fiscal year, (D) all guarantee obligations of the Companies in respect of obligations of the kind referred to in clauses (A) through (C) above that the Companies would not be permitted to incur or enter into, (E) all obligations of the kind referred to in clauses (A) through (D) above that the Companies are not permitted to incur or enter into that are secured and/or unsecured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured and/or unsecured by) any Lien on property (including accounts and contract rights) owned by the Companies, whether or not the Companies have assumed or become liable for the payment of such obligation, and (F) Disqualified Stock (which means any capital stock which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or upon the incurrence of any event (i) matures or is mandatorily redeemable for any reason, (ii) is convertible or exchangeable for Indebtedness or capital stock that meets the requirements of clauses (i) and (ii), or (iii) is redeemable at the option of the holder thereof, in whole or in part, in each case on or prior to the Maturity Date.  The term “Junior Debt” shall mean Indebtedness that specifically by its terms ranks junior (as to priority of payment) to this Note and the First Note by providing, in each and any case, that: (i) the principal of such Indebtedness will not be paid unless and until the full and prior satisfaction in full of this Note and the First Note; and (ii) the interest payable thereon only accrues (and is not payable in cash) or, if such interest is payable periodically, pursuant to then prevailing interest rates for similarly situated companies of size and nature comparable to the Companies, the principal thereof does not, in the aggregate, exceed the Loan Cap.  The term “Loan Cap” shall mean US$1,000,000 or such amount greater than US$1,000,000 to which the Holder has given its consent in writing.

(b)           Liens.  Subsequent to the date of this Note, create, incur, assume or suffer to exist any Lien upon any of its property, whether now owned or hereafter acquired, to secure any Indebtedness of the Companies, except (i) Liens on assets of the Companies securing the CIT Loan, and (ii) Permitted Encumbrances, as defined under the CIT Agreement (except that the term “Lender” in clause (a) thereof is deemed to mean “Holder” hereunder) and including only any non-material changes made to such definition after the date hereof, including but not limited to Purchase Money Liens, as defined under the CIT Agreement  and including only any non-material changes made to such definition after the date hereof.  As used herein, the term “Lien” refers to any mortgage, deed of trust, pledge, hypothecation, assignment, security interest, lien (whether statutory or otherwise), charge, claim or encumbrance, or preference, priority or other security agreement or preferential arrangement held or asserted in respect of any asset of any kind or nature whatsoever including any conditional sale or other title retention agreement, any lease having substantially the same economic effect as any of the foregoing, and the filing of, or agreement to give, any financing statement under the Uniform Commercial Code (the “UCC”) or comparable law of any jurisdiction.

(c)           Amendments.  Amend its charter documents, including, without limitation, its articles of incorporation and bylaws, in any manner that materially and adversely affects any rights of the Holder.

(d)           Fundamental Changes.  Enter into an agreement with respect to, or consummate, a Fundamental Transaction, unless an Event of Default is not then in existence or would result from the consummation thereof, and the Companies, or other successors or surviving entities resulting from such Fundamental Transaction (A) continue to have or assume all liabilities and obligations of the Companies under this Note, the First Note and the Debt Restructuring Agreement, all on terms reasonably satisfactory to the Holder; (B) have a Tangible Net Worth and Net Working Capital upon  the consummation of such Fundamental Transaction  which are equal to or greater than the Tangible Net Worth and Net Working Capital of such Company (or Companies, as the case may be) immediately prior to the consummation of such Fundamental Transaction, all set forth in financial statements certified by a nationally recognized firm of auditors in the United States; (C) are not subject to any then existing material contingent liabilities, claims, litigation or any pending governmental or regulatory investigations; (D) continue to have or assume all liabilities and obligations under that certain manufacturing exclusivity agreement by and between the Company and the parent of the Holder dated as of July 24, 2009 (the “Exclusivity Agreement”), all on terms reasonably satisfactory to the Holder; (E) have given (i) to the Holder prompt prior notice of (which, if adequate time exists, Companies shall use their best efforts to give not less than fifteen (15) days prior to) the consummation thereof and (ii) all documents and agreements requested by the Holder to confirm the assumption of all liabilities and obligations of the Companies under this Note, the First Note, the Debt Restructuring Agreement, and the Exclusivity Agreement; (F) the boards of directors of the Companies have determined in good faith, that such Fundamental Transaction, under the then current circumstances and taken as a whole, is in the best interests of the Companies and is not materially disadvantageous to the Holder; (G) have ensured that such Fundamental Transaction does not alter materially the nature of the business of the Companies, which is defined for these purposes as the design, production, importation, distribution and sale of apparel, accessories and related business; and (H) continue to focus primarily on the United States market.  The term

“Fundamental Transaction” shall mean any of the following transactions: (i) any Company , directly or indirectly, in one or more related transactions effects any merger or consolidation of such Company with or into another Person, (ii) any Company, directly or indirectly, effects any sale, lease, license, assignment, transfer, conveyance or other disposition of all or substantially all of its assets in one or a series of related transactions, (iii) any, direct or indirect, purchase offer, tender offer or exchange offer (whether by any Company or another Person) is completed pursuant to which holders of the Company’s common stock (“Common Stock”) are permitted to sell, tender or exchange their shares for other securities, cash or property and has been accepted by the holders of 33% or more of the outstanding Common Stock, including a potential “going private” transaction as proposed by Camuto Consulting, Inc., (iv) any Company, directly or indirectly, in one or more related transactions effects any reclassification, reorganization or recapitalization of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property or (v) any Company, directly or indirectly, in one or more related transactions consummates a stock or share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with another Person (or group of Persons) whereby such other Person or group acquires more than 33% of the outstanding shares of Common Stock (not including any shares of Common Stock held by the other Person or other Persons making or party to, or associated or affiliated with the other Persons making or party to, such stock or share purchase agreement or other business combination).  The term “Net Working Capital” means current assets (not including cash or cash equivalents) less current liabilities, all determined in accordance with US GAAP.  The term “Tangible Net Worth” means the value of the total assets of the Companies (including leaseholds and leasehold improvements and reserves against assets, but excluding goodwill, patents, trademarks, trade names, organization expense, unamortized debt discount and expense, capitalized or deferred research and development costs, deferred marketing expenses, and other like intangibles, and monies due from affiliates, officers, directors, employees, shareholders, members or managers) less the value of the total liabilities of the Companies, including but not limited to accrued and deferred income taxes, but excluding the non-current portion of all Indebtedness that is junior to the obligations of the Companies under this Note and the First Note, all determined in accordance with US GAAP.

(e)           Disposition of Property.  Sell, lease, pledge (except for Liens permitted hereunder), or otherwise dispose of or encumber any material properties or assets of any Company including, without limitation, any business permits or intellectual property rights, except in the ordinary course of business consistent with past practice, or in a transaction with any of the other Companies or pursuant to a potential “going private” transaction as proposed and participated in by Camuto Consulting, Inc. (“Camuto”) or an Affiliate of Camuto.

(f)           Restricted Payments. (i) Make any loans or advances to any of the executive officers, directors, or employees, consultants or Affiliates of the Companies, except in the ordinary course of business consistent with prior practice; or (ii) declare or pay any cash dividend on, or make any payment on account of the purchase, redemption, defeasance, retirement or other acquisition of any  Equity Securities of any of the Companies (as defined below); or (iii) make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for any value, any Indebtedness of the Companies that is subordinated

(in right of payment) to this Note and the First Note except a payment of interest permitted under Section 6(a); whether now or hereafter outstanding, or make any other distribution in respect thereof either directly or indirectly, whether in cash or property or in obligations of any of the Companies in any fiscal year  (all such payments and other actions set forth in these clauses (i) through (iii) above being collectively referred to as “Restricted Payments”), unless, at the time of and after giving effect to such Restricted Payment, (A) no Event of Default has occurred and its continuing or would occur as a consequence of such Restricted Payment; (B) such Restricted Payment is made no more frequently than once in each period of four consecutive fiscal quarters; (C) (a) prior to the Maturity Date, such Restricted Payment (together with any Restricted Payments made under the First Note) does not exceed $500,000 in each period of four consecutive fiscal quarters. The term of “Equity Securities” shall mean shares of common stock, preferred stock, warrants, options, convertible notes and any other interests or securities of the Companies, either in their own right or issued in exchange for, upon conversion or in substitution of, or otherwise in respect of such securities.

(g)           Investment. Make any advance, loan, extension of credit (by way of guaranty or otherwise) or capital contribution to, or purchase any equity interests, bonds, notes debentures or other debt securities of, or any assets constituting a significant part of a business unit of, or make any other investment in any Person or entity, except for (i) extensions of trade credit in the ordinary course of business, (ii) a “Permitted Investment” defined under the CIT Agreement at the date hereof and including only any non-material changes made to such definition after the date hereof, and (iii) as consented to in writing by Holder, which consent shall not be unreasonably withheld, delayed or conditioned.

(h)           Transactions with Affiliates.  Enter into any transaction, including any purchase, sale, lease or exchange property, the rendering of any service or the payment of any management, advisory or similar fees, with any Affiliates of the Companies, unless the terms of such transaction are comparable to the terms of a similarly transaction effected at an arm’s length.  As used herein the term “Affiliate” means, to as to any Person or any other Person that, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person.  For purposes of this definition, “control” of a Person means the power, directly or indirectly, either to (x) vote 25% or more of the securities having ordinary voting power for the election of directors (or Persons performing similar functions) of such Person or (y) direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

(i)           [INTENTIONALLY OMITTED].

(j)           [INTENTIONALLY OMITTED].

(k)           [INTENTIONALLY OMITTED].

(l)           Accounting.  Change any method of accounting or accounting principles or practices by the Companies.

7.           Events of Default.  The occurrence of any of the following events shall constitute an event of default under this Note (each, an “Event of Default”):

(a)           Non-Payment.  The Companies shall default in the payment of the principal of, or accrued interest on, this Note as and when the same shall become due and payable, whether by acceleration or otherwise; or

(b)           Default in Covenants.  The Companies shall default the observance or performance of the affirmative or negative covenants or agreements set forth in this Note or  the Debt Restructuring Agreement; or

(c)           [INTENTIONALLY OMITTED]; or

(d)           Judgment or Decrees.  One or more judgments or decrees shall be entered against any of the Companies or its Affiliates involving in the aggregate a liability (to the extent not paid or fully covered by insurance as to which the relevant insurance company has not declined coverage) of $1,000,000.00 or more, and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within 30 days from the entry thereof; or

(e)           Cross-Default.  The declaration by a creditor of any default or event of default (after giving effect to any applicable grace or cure periods) under any instrument or agreement evidencing any Indebtedness of any of the Companies (but not including accounts payable of any of the Companies incurred in the ordinary course of business and having terms of payment not greater than 90 days after the invoice date) having in any one instance a then current principal amount in excess of $250,000.00, including the CIT Loan and the First Note (to avoid any doubt, a declared material uncured default under the Exclusivity Agreement will constitute a cross-default of this Note and the First Note pursuant to this Section 7(e), but not including a default that arises solely from the failure of Chaus to make payment thereunder within 45 days as currently provided in Section 8 thereof; provided, that after the date hereof,  the parties hereto will enter into good faith negotiations to reach a mutual agreement with respect to the 45-day payment term, upon which mutual agreement (including, among others, if so agreed, a potential mutual agreement to retain the 45-day payment term), an uncured failure of Chaus to make the payment within the period that is agreed upon will constitute a cross-default under this Note and the First Note); or

(f)           Cessation of the Business.  Cessation of the Companies’ business or the calling of a meeting of the creditors of any of the Companies for purposes of compromising the debts and obligations of such Company; or

(g)           Failure to Meet Obligations.  The general, ongoing and material failure of any of the Companies to meet its debt obligations as all such indebtedness shall become due; or

(h)           Change-of-Control.  Ariel Chaus and Josephine Chaus, individually or collectively and with their Affiliates and immediate family members (including family trusts), shall cease to have the power, directly or indirectly, to vote or direct the voting of their equity interests in Chaus in excess of 50% (determined on a fully diluted basis) of the ordinary voting power of Chaus; or

(i)           Key Man Departure.  Thirty (30) days shall have elapsed after Ariel Chaus shall cease to be employed by  the Companies for any reason; or

(j)           Bankruptcy Event. A bankruptcy event shall be deemed to have occurred with respect to any of the Companies upon (i) the commencement by any of the Companies (including their subsidiaries, meaning an entity in which more than 50% of its  equity shall be held by any of the Companies, the “Subsidiaries”) of any bankruptcy, insolvency, arrangement, reorganization, receivership or similar proceedings under the United States Bankruptcy Code, 11 U.S.C. §101 et seq., or other similar law of the United States or of state law now or hereinafter in effect (each a “Bankruptcy Law”); (ii) the commencement against any of the Companies (including any Subsidiary), of any bankruptcy, insolvency, arrangement, reorganization, receivership or similar proceeding under any Bankruptcy Law by creditors of any of the Companies, provided that such default shall not be deemed an Event of Default if such proceeding is controverted within ten (10) days and dismissed and vacated within thirty (30) days of commencement, except in the event that any of the actions sought in any such proceeding shall occur or such Company (or Subsidiary) shall take action to authorize or effect any of the actions in any such proceeding; (iii) application or written consent by any of the Companies to appoint a receiver, trustee, liquidator or other custodian of the Companies or any part thereof, (iv) any general assignment for the benefit of creditors; or (v) an order, judgment or decree entered by any court of competent jurisdiction and continuing unstayed and in effect for a period of 90 days that adjudicates any of the Companies’ bankrupt or insolvent, or grants a petition or relief seeking reorganization of such Companies under any Bankruptcy Law, or appoints a receiver, trustee or liquidator of such Companies or all or substantially all of any other assets of such Companies.

8.           Remedies and Rights Upon An Event of Default.

(a)           Acceleration.  So long as such Event of Default has occurred and is continuing: (i) for a period of five (5) Business Days (as defined below) in the case of non-payment under Section 7(a), or (ii) for a period of thirty (30) calendar days in the case of events under  Section 7(b) that arise out of a default in the observance or performance of the affirmative covenants set forth in Section 5 (and the event which would constitute such Event of Default, if curable, has not been cured), by written notice to the Companies from the Holder, all obligations of the Companies under this Note shall be immediately due and payable without presentment, demand, protest or any other action nor obligation of the Holder of any kind and Holder may exercise any remedies that the Holder may have at law or in equity.  If an Event of Default specified in Section 7(j) above occurs, the principal of, and accrued interest on, all this Note shall automatically, and without any declaration or other action on the part of the Holder, become immediately due and payable.  As used herein, the term “Business Day” shall mean any day on which banking institutions in New York, New York are open for business other than Saturday or Sunday or any federal holiday.  Such acceleration may be rescinded and annulled by Holder at any time prior to payment hereunder and the Holder shall have all rights as a holder of this Note until such time, if any, as the Holder receives full payment hereunder.  No such rescission or annulment shall affect any subsequent Event of Default or impair any right consequent thereon.

(b)           Other Remedies.  So long as such Event of Default has occurred and is continuing, the interest rate on this Note shall accrue at an interest rate equal to 8.25% per annum.  In connection with such acceleration described in Section 8(a), the Holder need not provide, and the Company hereby waives, any presentment, demand, protest or other notice of any kind (except as provided in Section 8(a)), and the Holder may immediately after expiration of any applicable cure or grace period enforce any and all of its rights and remedies hereunder and all other remedies available to it under applicable law, including, but not limited to the Bankruptcy Law and laws of the State of New York, or, to the extent that the laws of any other jurisdiction shall govern such enforcement remedies, as adopted by such other jurisdiction.

(c)           [INTENTIONALLY OMITTED].

9.           [INTENTIONALLY OMITTED]

10.           Mutilated, Destroyed, Lost or Stolen Note.  In case this Note shall become mutilated or defaced, or be destroyed, lost or stolen, the Companies shall execute and deliver a new note of like principal amount in exchange and substitution for the mutilated or defaced Note, or in lieu of and in substitution for the destroyed, lost or stolen Note.  In the case of a mutilated or defaced Note, the Holder shall surrender such Note to the Companies.  In the case of any destroyed, lost or stolen Note, the Holder shall furnish to the Companies: (i) evidence to its satisfaction of the destruction, loss or theft of such Note and (ii) such security or indemnity as may be reasonably required by the Companies to hold the Companies harmless.

11.           Waiver of Demand, Presentment, etc.  The Companies hereby expressly waive demand and presentment for payment, notice of nonpayment, protest, notice of protest, notice of dishonor, notice of acceleration or intent to accelerate, bringing of suit and diligence in taking any action to collect amounts called for hereunder and shall be directly and primarily liable for the payment of all sums owing and to be owing hereunder, regardless of and without any notice, diligence, act or omission as or with respect to the collection of any amount called for hereunder.  The Companies agree that, in the event of an Event of Default, to reimburse the Holder for all reasonable costs and expenses (including reasonable legal fees of one counsel) incurred in connection with the enforcement and collection of this Note.

12.           Payment.  All payments with respect to this Note shall be made in lawful money of the United States of America at the address of the Holder as of the date hereof or as designated in writing by the Holder from time to time.  The receipt by the Holder of immediately available funds shall constitute a payment of principal and interest hereunder and shall satisfy and discharge the liability for principal and interest on this Note to the extent of the sum represented by such payment.  Payment shall be credited first to the accrued interest then due and payable and the remainder applied to principal.

13.           Prepayment.  The unpaid principal amount of this Note may, at any time and from time to time, be voluntarily paid or prepaid in whole or in part without penalty or premium.

14.           Assignment.  The rights and obligations of the Companies and the Holder of this Note shall be binding upon, and inure to the benefit of, the successors and permitted assigns of the parties hereto.  The Holder may not assign, pledge or otherwise transfer this Note or any interest therein without the prior written consent of the Companies, except that such assignment may be made freely to any Affiliate of the Holder.  The Companies may not assign this Note and the obligations arising out of this Note to a third party without the prior written consent of the Holder, including through a transaction resulting in an event of Change-of-Control under Section 7(h) or a Fundamental Change under Section 6(d).

15.           Waiver and Amendment.  Any provision of this Note, including, without limitation, the due date hereof, and the observance of any term hereof, may be amended, waived or modified (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of the Companies and the Holder.

16.           Notices.  All notices, demands, approvals, consents, requests and other communications to be sent to the Companies or the Holder pursuant to the terms hereof shall be deemed to have been properly given or served, if personally delivered, sent by recognized messenger or next day courier service (e.g., Federal Express), or sent by United States mail, or by facsimile transmission to the addresses or facsimile numbers listed below, and will be deemed received, unless earlier received: (a) if sent by express, certified or registered mail, return receipt requested, when actually received or delivery refused; (b) if sent by messenger or courier, when actually received or refused, provided it is received or refused on the same Business Day; (c) if sent by facsimile transmission, on the date sent, with confirmation of receipt; (d) if delivered by hand, on the date of delivery or refusal; and (e) if sent by first-class mail, seven days after it was mailed, unless returned to sender for any reason by the United Stated Postal Service, but not at the request of the addressee.  Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given shall be deemed to be receipt of the notice, demand or request sent.

(a)	if to Companies to:

Bernard Chaus, Inc.
530 Seventh Avenue,
New York, New York, 10018
Attention: President
Fax Number: (212) 869-7667

with a copy (which shall not constitute notice) to:

Sills Cummis & Gross, P.C.
30 Rockefeller Plaza, 29th Floor
New York, New York 10112
Attention: Michael B. Goldsmith, Esq.
Fax Number: (212) 643-6500

And

Dechert LLP
1095 Avenue of the Americas
New York, New York 10036-6797
Attention: Martin Nussbaum, Esq.
Fax Number (212) 698 3599

(b)	if to Holder to:

525 7th Avenue, Suite1606
New York, New York,  10018
Fax Number: (212) 716-1605

with a copy (which shall not constitute notice)to:

Ellenoff Grossman & Schole LLP
150 East 42nd Street, 11th Floor
New York, NY 10017
Attention: Lawrence A. Rosenbloom Esq.
Fax Number: (212) 370-7889

17.           Governing Law.  This Note shall be governed by and construed in accordance with the laws of the State of New York, USA, excluding that body of law relating to conflicts of laws.

18.           Consent to Jurisdiction.  Each party agrees that all legal proceedings concerning the interpretations, enforcement and defense of the transactions contemplated by this Note (whether brought against a party hereto or its respective Affiliates, directors, officers, shareholders, employees or agents) shall be commenced exclusively in the state and federal courts sitting in the City of New York.  Each party hereto hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the City of New York, New York for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein (including with respect to the enforcement of this Note, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is improper.  Each party hereto hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Note and agrees that such service shall constitute good and sufficient service of process and notice thereof.  Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law.  THE COMPANIES AND, BY ITS ACCEPTANCE HEREOF, THE HOLDER (INCLUDING THEIR RESPECTIVE AFFILIATES, AGENTS, OFFICERS, DIRECTORS AND EMPLOYEES) HEREBY IRREVOCABLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN

ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS NOTE OR THE TRANSACTIONS CONTEMPLATED HEREBY.

19.           Severability.  If one or more provisions of this Note are held to be unenforceable under applicable law, such provisions shall be excluded from this Note, and the balance of this Note shall be interpreted as if such provisions were so excluded and shall be enforceable in accordance with its terms.

20.           Headings.  Section headings in this Note are for convenience only, and shall not be used in the construction of this Note.

[Signature Page Follows]

IN WITNESS WHEREOF, the Companies have caused this Note to be issued as of the date first above written.

BERNARD CHAUS, INC.

		By:	s/ Josephine Chaus
Name: Josephine Chaus
Title: Chief Executive Officer

S.L. DANIELLE ACQUISITION, LLC

		By:	s/ Josephine Chaus
Name: Josephine Chaus
Title: Chief Executive Officer

CYNTHIA STEFFE ACQUISITION, LLC

		By:	s/ Josephine Chaus
Name: Josephine Chaus
Title: Chief Executive Officer

Received and Accepted:

CHINA TING FASHION GROUP (USA), LLC

By:	s/ Hung Yi Ting
Name: Hung Yi Ting
Title: Director of Oceanroc Investments Ltd., the
sole member of China Ting Fashion Group (USA), LLC